Exhibit 99.1
For:
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009
A.C. Moore Reports First Quarter Fiscal 2011 Financial Results
Berlin, New Jersey, May 10, 2011 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (the “Company” or “A.C. Moore”) today announced results for the first quarter ended April 2, 2011.
Sales for the first quarter of 2011 were $102.7 million, a decrease of 2.5% compared to sales of $105.4 million during the first quarter of 2010. This decline was due to a decrease in comparable store sales of 2.6%. Net loss for the quarter was $7.4 million, or $0.30 per share, compared to a net loss of $7.6 million, or $0.31 per share in the first quarter of last year.
Joseph A. Jeffries, Chief Executive Officer, stated, “As anticipated, the shift of the Easter selling season into the second quarter of this year impacted our first quarter results. We remain focused on executing our strategic plan for 2011.”
The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Tuesday, May 10, 2011 to discuss first quarter 2011 results. To participate in the conference call, please dial 888-287-5534 and provide the operator with passcode #9061575. If you are unable to access the live call, please dial 888-203-1112 and enter pin #9061575 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Tuesday, May 10, 2011 and will remain available until Tuesday, May 24, 2011 at 11:59 p.m. ET.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 135 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, failure of our planned strategies, the effect of future losses on our financial condition and cash flows, the outcome of the strategic alternatives process, the availability of future capital and our ability to comply with the terms of our credit facility, the effect of economic conditions, competitive pressures, further declines in total sales and comparable store sales, failure to realize anticipated results from our real estate strategy, changes in estimates, assumptions or judgments related to store closure reserves or impairments, higher costs associated with or failure to achieve anticipated results through the implementation of new programs or initiatives, weakness in fourth quarter results, fluctuation in quarterly results due to the seasonality of our business, changes in merchandise trends and consumer demands and any failure by us to anticipate such changes successfully, failure to manage inventory and merchandise requirements, unfavorable consumer response to our promotional strategies, material adverse events in the regions in which we operate, including but not limited to, weather conditions, disruption in our operations or supply chain due to disaster or other events that might cause a delay in our business, changes in our relationships with key suppliers, disruption or increased costs that impact our reliance on imported merchandise, inadequacies in our information technology or systems, changes in the labor market or our ability to hire and retain associates and members of senior management, increases or fluctuations in fuel or oil costs, the impact of existing or future government regulation, volatility in the price or volume of our common stock and other risks detailed in the Company’s Securities and Exchange Commission filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	April 2,	January 1,	April 3,
	2011	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$26,654	$39,970	$31,929
Inventories	115,707	111,266	121,985
Prepaid expenses and other current assets	9,550	11,257	11,955

	151,911	162,493	165,869

Property and equipment, net	71,760	73,771	80,679
Other assets	1,366	1,192	1,989

	$225,037	$237,456	$248,537

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$19,000	19,000	$19,000
Trade accounts payable	38,362	43,131	29,461
Other current liabilities	27,472	27,517	27,346

	84,834	89,648	75,807

Non-current liabilities:
Deferred and other tax liabilities	1,574	1,920	2,993
Accrued lease liability	14,108	14,475	16,789

	15,682	16,395	19,782

	100,516	106,043	95,589

Shareholders’ equity	124,521	131,413	152,948

	$225,037	$237,456	$248,537

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)
(unaudited)

	Quarter Ended
	April 2,	April 3,
	2011	2010

Net sales	$102,724	$105,369
Cost of sales (including buying and distribution costs)	58,622	60,300

Gross margin	44,102	45,069
Selling, general and administrative expenses	50,661	52,268
Store pre-opening and closing expenses	629	113

Loss from operations	(7,188)	(7,312)
Net interest expense	230	227

Loss before income taxes	(7,418)	(7,539)
Provision for income taxes	20	24

Net loss	$(7,438)	$(7,563)

Basic net loss per share	$(0.30)	$(0.31)

Diluted net loss per share	$(0.30)	$(0.31)

Basic weighted average shares outstanding	24,570	24,342

Diluted weighted average shares outstanding	24,570	24,342

Certain prior year amounts have been reclassified to correspond to current year presentation.
For More Information Contact:
A.C. Moore Arts & Crafts, Inc.
David Stern, Chief Financial and Administrative Officer
(856) 768-4943